Exhibit 15.4

Tel: 0438 802 818
AndrewF@KenmoreConsult.com.au PO Box 2055 Churchlands WA 6018 ABN: 29 159 944 591

The Board of Directors of

Randgold Resources Limited (the “Company”)

March 30, 2016

Re:	Consent

Ladies and Gentlemen:

I, Andrew Fox, do hereby consent to the reference of myself in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 (the “Annual Report”) to which this consent is an exhibit, to any reference to Mr. Andrew Fox under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as calculated by me for the Loulo underground ore reserves.

Dated this 30th day of March 2016.

By:	/s/ Andrew Fox
Name: Andrew Fox
Title: Consultant